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                                                                Exhibit 10.14


                                LETTER OF INTENT


                   LIFE SCIENCES WITH ACCIDENT PREVENTION PLUS
                          AND LIFE SCIENCES CORPORATION


This shall serve to confirm the understanding of the parties with respect to a proposed Joint Venture by and between Life Sciences, Inc. ("LSI"), Accident Prevention Plus, Inc. ("APP") and Life Sciences Corporation ("LIFE").

         WHEREAS, APP is the developer of an on-board vehicular data logger ("the Data Logger"); and

         WHEREAS, LSI has a continuing business relationship with LIFE pursuant to which LSI is negotiating to act inter alia as the Florida and Georgia marketer of an alcohol breathalyzer based vehicle ignition interlock program ("Breathalyzer Interlock") distributed by LIFE; and

         WHEREAS, the parties have conceived of the idea to integrate into a single product (the "Integrated Product:") the Data Logger of APP, with LIFE's Breathalyzer system and software for the Breathalyzer Interlock, to provide in the commercial market a system able to monitor driving and motor vehicle activity via the Data Logger when combined with other software programs; and

         WHEREAS, LIFE desires to join in this joint venture; and

         WHEREAS, LSI has committed to raising from outside sources the capital necessary to fund the proposed Joint Venture

         NOW, THEREFORE, the parties hereto express their intent to establish to a joint venture to create, market and distribute nationally and in other countries the "Integrated Product," and establish and operate a Breathalyzer Interlock provider service, minimally in the states of Georgia and Florida:

         1. The joint venture shall be established in a separate Delaware corporation ("Newco"). Each of LSI, APP and Life shall own 33-1/3% of the capital stock. Newco shall have a Board of Directors of seven (7) persons, two (2) appointed by APP, two (2) appointed by LSI, two (2) appointed by LIFE and one (1) independent appointed by consent of all of the shareholders. The affirmative vote of five (5) directors shall be required for any corporate action by Newco.

                  (a) LSI shall provide the capital or other resources necessary for product research and development of the Integrated Product. APP will contribute a license for the Data Logger with provisions for sublicenses by Newco as well as sufficient product and parts to permit the research and




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development of the Integrated Product. It is estimated that the capital required would be approximately Two Hundred and Fifty Thousand ($250,000) Dollars. The maximum amount required of LSI for development of the Integrated Product shall be Three Hundred and Fifty ($350,000) Dollars for the integrated product portion of this venture.

                  (b) LSI shall provide additional funding to Newco for approximately $600,000 to be used for to build, establish, operate, and provide installations, calibration, monitoring, service, removals, and collateral needs to an Ignition Interlock Program in the states of Georgia and Florida (approximately evenly divided between the 2 state interlock programs).

                           i.       This program will be owned by Newco, but
managed entirely by LIFE and its management, support staff, and contractors, and LIFE shall be entitled to its costs of providing product, supplies and service, and a reasonable ROI for its work. LIFE will provide the budgets needed for this Georgia and Florida effort, and LSI will fund that budget as required for implementation.

                           ii.      LIFE will maintain the accounting for these
2 programs, and report to NEWCO's Board on the program development as required. LIFE will conduct these programs on a reasonable budget, which will not sacrifice quality of service, and will be intended to provide statewide coverage for each program as soon as practicable. All costs of doing business in these 2 state programs will be the responsibility of Newco, funded by LSI, using Life's management, programs, and expertise. Newco will fund the monthly startup requirements of each state program.

                           iii.     The programs shall be identified as LIFE
interlock programs, and/or Ignition Interlock Group of Georgia or Florida, respectively (in the discretion of LIFE), and bear all the trademarks and copyrights of a LIFE program (e.g., titles on reports to courts, probation and administrators, IIG corporate logo, "authorized service center" logos, and building signage), so that it can be identified as part of LIFE's national interlock service program. LSI shall also provide the resources necessary to combine certain computer software owned by LIFE in order to enable distributed use of the complete In*CARS and administrative support software already developed by LIFE. LIFE will continue to own its software programs. LIFE will prepare and present its budget for start of the Georgia program within 120 days of the funding requirements of LSI being met. If not funded so that the program




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can begin in Georgia by August 1, 2000, then LIFE may start the program through other funding sources, and not be obligated to allow NEWCO to participate in the ownership of the Georgia interlock program.

                           iv.      LIFE will receive a royalty-free license to
utilize the modified integrated product computer software and any modifications or maintenance required on that software from time to time.

                           v.       Georgia and Florida will be the only
interlock states involved in this project, but LIFE will assist in marketing the joint APP/LSI/LIFE breathalyzer/APP-product integrated project device nationally, be responsible for supervising installation, calibration, monitoring, training and maintenance of this project at its cost of providing such services, on a budget and in a format agreed to by Newco.

                           vi.      The Parties will use their best efforts to
extend the sale of the of integrated product worldwide, but failing any such extension each party shall remain free to engage in international sales of its own products.

                  (c) The parties shall work together to develop a more precise description of the Integrated Product and of the intellectual property being contribute to such Integrated Product by APP and LIFE. The parties will also work together to identify and summarize technical constraints and other elements of the research and development project for the Integrated product. If either party becomes aware of any additional technology which would be useful or appropriate for inclusion in the integrated product such party shall share the information with the others.

                  (d) APP has advised LSI of its awareness of certain technology related to the detection of drowsiness of motor vehicle operators being developed at Carnegie Mellon University ("CMU"). APP shall use its best efforts to gain access to the drowsiness technology for the joint venture from CMU. Newco shall be solely responsible for any royalty payable with respect to such drowsiness technology, and Newco shall be solely responsible for negotiating any such royalty arrangement.

                  (e) LIFE shall provide Newco with the right to lease at an agreed fee the "In Cars" program and any modifications that are required in order to support the marketing of the Breathalyzer Interlock in the states of Florida and Georgia. Modifications shall be part of the costs of providing the program for which LIFE will be paid by NEWCO.

                  (f) The Parties contemplate that equity capital of between




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$3 and $5 Million will be required for the full business activities of Newco.
Any sale of equity capital shall be for the account of Newco and shall equally dilute the interests of LSI, APP and LIFE.

         2. It shall be the responsibility of APP to budget and man the integration project, under the supervision of Alex Burns and Jean Paul Daveau. In the event LSI elects to have the integration project carried out by persons other than APP, LSI shall make available to APP lending in an amount up to One Hundred Thousand ($100,000) Dollars under terms to be negotiated and APP shall allocate a sufficient portion of the time of JP Daveau to direct the integration project during the course of the integration effort. Such loan shall be made available at the commencement the integration project. As security for the repayment of such $100,000 loan, APP shall pledge with LSI its shares in Newco. LSI shall retain such shares until it is either repaid directly by APP or, if not repaid directly, until it receives a disproportionate share of the proceeds from Newco to the extend of such unpaid loan amount, or until such lending is repaid in full. LSI shall have the option to convert the loan into APP common stock at a price per share to be negotiated by the parties prior to the execution of the formal agreement, provided for hereinafter.

         If APP is engaged to carry out the integration project APP shall receive a deposit of $50,000 against such work at the time it commences.

         3. The estimated timetable for the completion of the integration project is 8/1/00, provided however that if the work is proceeding the deadline for completion of the integration project shall be extended up to June1, 2001,. In the event the Integrated Product is not successfully developed on or prior to the deadline prior, APP shall be released from the requirement to work exclusively with Newco in the development of an integrated Data Logger / Breathalyzer Interlock device, unless specifically extended by agreement of the parties hereto. Likewise, if LSI has not funded the Georgia interlock program in an agreed budget by August 1, 2000, LIFE shall be released from the requirement to work exclusively with Newco in Georgia and may develop that program with others. If LSI has not secured the funding for a Florida interlock program within 90 days before the effective date of any future interlock legislation in that State, then LIFE shall also be released from the requirement to work exclusively with Newco in Florida and may develop that program with others.

         4.       (a)       In the event the Integrated Product is successfully
developed, Newco shall have the exclusive license for the sale of the Integrated Product and Newco shall purchase all Breathalyzer Interlock elements from Life, and all Data Logger elements from APP.

                  (b) In the event Newco elects to contract/license production of the Integrated Product to others and such product incorporates intellectual property from APP to Newco, APP will additionally receive a royalty equal to Five (5%) Percent of the selling price of the product.




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         5.       The parties acknowledge that with respect hereto, D. David
Cohen ("Cohen") has acted solely as counsel to LSI, not withstanding any personal or professional relationship between Cohen and APP. APP further acknowledges that it has consented to Cohen acting as counsel to LSI, and that it has no objection thereto.

         6. The formal agreement with respect to the matters set forth in this Letter of Intent shall be executed on or before March 9, 2000. In the event there is failure to execute a formal agreement, this Letter of Intent shall be null and void, and of no legal consequence to either party hereto. The said formal agreement shall be subject to the approval of the board of directors of each party hereto.


February 9, 2000

Life Sciences, Inc.


By /s/ Alex A. Burns
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Alex A. Burns
Accident Prevention Plus, Inc.


By /s/ Richard Goodhart
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Richard Goodhart
Life Sciences Corporation


By /s/ Darrel Longest
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Darrel Longest